PEOPLE INCORPORATED REPORTS Q2 2026

•People Inc. drove its 11th consecutive quarter of Digital growth with Q2 Digital revenue increasing 6% to $290 million; People Inc. total operating income of $34 million and Adjusted EBITDA of $73 million with expanding Digital margins
•Board of Directors approved an authorization to repurchase an additional 10 million shares of People Incorporated’s (“the Company”) common stock
•The Company entered into agreement to sell its Limited Partner stake in a third party fund for approximately $189 million in aggregate
•The Company revised its definition of Adjusted EBITDA in Q2 2026 with prior periods recast for conformity
•The Company to complete leadership transition, appointing Neil Vogel as Chief Executive Officer and Timothy Quinn as Chief Financial Officer, effective August 5, 2026; Barry Diller continues as Chairman and Senior Executive
•The Company’s consolidation of its corporate functions with People Inc. remains on track with estimated Corporate annual run-rate operating expense of approximately $45 million and annual stock-based compensation expense of approximately $30 million following consolidation completion in Q1 2027
•The Company’s Q2 2026 operating loss was $14 million and Adjusted EBITDA increased 15% to $56 million

NEW YORK— August 3, 2026—People Incorporated (NASDAQ: PPLI) released its second quarter results today and separately posted a Q2 2026 earnings presentation. These materials can be found in the Financials section of its website at ir.people-incorporated.com.

PEOPLE INCORPORATED SUMMARY RESULTS
($ in millions except per share amounts)

	Q2 2026	Q2 2025	Growth

Revenue	$436.7	$443.2	-1%
Operating loss	(14.3)	(7.5)	-91%
Unrealized gain on investment in MGM Resorts International	721.7	307.4	135%
Net earnings	506.9	211.5	140%
Diluted earnings per share	6.68	2.57	160%
Adjusted EBITDA	55.9	48.7	15%
See reconciliations of GAAP to non-GAAP measures beginning on page 15.

Q2 2026 SUMMARY
•On June 4, 2026, the Company, formerly IAC Inc. (NASDAQ: IAC), completed its legal name change and commenced trading under the ticker symbol PPLI.
•The Company will complete its leadership transition effective August 5, 2026 with Barry Diller continuing as Chairman, Neil Vogel serving as Chief Executive Officer and Timothy Quinn as Chief Financial Officer. Former IAC officers Christopher Halpin, Executive Vice President, Chief Operating Officer and Chief Financial Officer, and Kendall Handler, Executive Vice President, Chief Legal Officer and Secretary, will transition to advisor roles through the end of March 2027.
•Beginning in Q2 2026, the Company revised its definition of Adjusted EBITDA to exclude certain items that are not indicative of core ongoing operating performance and certain items that affect comparability between periods. As a result of this change, previously reported Adjusted EBITDA for prior periods has been recast to conform to the current period presentation.

•People Inc.
◦Q2 2026 Digital revenue increased 6% to $290 million driven by 16% Non-sessions-based revenue growth (23% Licensing and other growth, growth in Non-sessions-based performance marketing and advertising, including the ramp of D/Cipher+).
◦Q2 2026 Digital operating income increased 27% to $49 million and Adjusted EBITDA increased 18% to $74 million with Adjusted EBITDA margins expanding nearly 300bps to 26%.
◦Q2 2026 Total People Inc. operating income was $34 million and Adjusted EBITDA was $73 million.
◦For the six months ended June 30, 2026, People Inc. net cash from operations increased $88 million to $98 million and Free Cash Flow increased $76 million to $79 million.

•Capital Allocation
◦On June 16, 2026, the Board of Directors approved an authorization for the Company to repurchase an additional 10 million shares of its common stock. As of July 31, 2026, the Company had 12.5 million shares remaining under its share repurchase authorization.
◦The Company entered into agreement to sell its Limited Partner stake in a third party fund to a group of private investors for approximately $189 million in aggregate. We expect the transaction to close in Q3.
◦For the six months ended June 30, 2026, the Company’s net cash from operations attributable to continuing operations increased $90 million to $56 million and Free Cash Flow increased $79 million to $36 million.
◦As of June 30, 2026, the Company had $1.1 billion in cash and cash equivalents, of which $330 million was held at People Inc.

•Emerging Other
◦Q2 2026 revenue increased 26% to $20 million due to 53% growth at The Daily Beast (accelerating from 36% in Q1 2026) and 12% growth at Vivian Health (accelerating from 8% in Q1 2026).
◦Q2 2026 operating income increased $12 million to $3 million driven by the elimination of costs related to a legacy business legal matter settled in Q3 2025 and $3 million higher Adjusted EBITDA driven by both The Daily Beast and Vivian Health.

•Search
◦The Company ceased operations of the Search business in connection with the expiration of its Google Services Agreement on April 30, 2026. The operations of the Search segment are reflected as discontinued operations for Q2 2026 and prior periods.

•See the FY 2026 outlook detail and commentary on page 14.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q2 2026	Q2 2025	Growth
Revenue
People Inc.	$416.7	$427.4	-2%
Emerging & Other	20.0	15.9	26%
Total Revenue	$436.7	$443.2	-1%
Operating income (loss)
People Inc.	$33.8	$34.8	-3%
Emerging & Other	2.5	(9.2)	NM
Corporate	(50.6)	(33.1)	-53%
Total Operating loss	$(14.3)	$(7.5)	-91%
Adjusted EBITDA(a)
People Inc.	$73.3	$69.6	5%
Emerging & Other	2.9	0.2	1587%
Corporate	(20.3)	(21.1)	4%
Total Adjusted EBITDA	$55.9	$48.7	15%
(a) Refer to Principles of Financial Reporting on page 18 for the Company’s revised definition of Adjusted EBITDA.

People Inc.
Revenue

($ in millions, rounding differences may occur)	Q2 2026	Q2 2025	Growth
Revenue
Digital	$289.9	$274.0	6%
Print	132.6	158.3	-16%
Intersegment eliminations	(5.9)	(4.9)	-21%
Total	$416.7	$427.4	-2%

•Revenue of $416.7 million decreased 2% year-over-year reflecting:

◦6% Digital revenue growth reflecting:

▪Licensing and other revenue increased 23% due primarily to improved performance from Apple News+ and content syndication partners as well as from the contribution of the Meta content partnership (signed in Q4 2025)

▪Performance marketing revenue increased 13%, driven by 11% affiliate commerce growth primarily resulting from higher transaction volumes

▪Advertising revenue was flat year-over-year reflecting:
•Higher open programmatic advertising revenue due to higher rates, partially offset by lower impression volumes driven by a 22% decline in Core Sessions, due primarily to the impact of the growing prominence of Google AI Overviews on Google search results
•Lower premium advertising revenue due to declines in premium programmatic volume, partially offset by direct-sold growth primarily from the Health and Pharmaceuticals, Media and Entertainment and Beauty and Style categories as well as increased contribution from D/Cipher+ and other Non-session-based revenue streams including contribution from the Feedfeed acquisition

◦16% Print revenue declines driven by the ongoing portfolio optimization and the continued migration of audience and advertising spend from print to digital

Operating Income (Loss) and Adjusted EBITDA

($ in millions, rounding differences may occur)	Q2 2026	Q2 2025	Growth
Operating income (loss)
Digital	$48.7	$38.4	27%
Print	4.5	10.9	-58%
Other (unallocated corporate costs)	(19.5)	(14.5)	-34%
Total	$33.8	$34.8	-3%
Adjusted EBITDA
Digital	$74.5	$63.3	18%
Print	9.1	16.5	-45%
Other (unallocated corporate costs)	(10.3)	(10.2)	-1%
Total	$73.3	$69.6	5%

•Operating income of $33.8 million decreased 3% reflecting:

•Digital operating income increased 27% to $48.7 million reflecting:
◦Adjusted EBITDA increased 18% to $74.5 million due to the revenue growth and expense leverage with Adjusted EBITDA margins of 26% (compared to 23% margins in Q2 2025)
◦$3.1 million lower amortization of intangibles
◦$3.3 million accrual for a certain legal matter
◦$0.6 million higher depreciation

•Print operating income decreased 58% to $4.5 million reflecting:
◦Adjusted EBITDA declined 45% to $9.1 million due to the lower revenue, partially offset by lower operating expenses resulting from continued cost rationalization
◦$0.5 million lower depreciation and $0.2 million lower amortization of intangibles

•Other (unallocated corporate costs) operating loss of $19.5 million increased 34% reflecting:
◦$3.7 million in costs in Q2 2026 related to People Inc.’s antitrust litigation against Google
◦$1.1 million higher stock-based compensation expense
◦Adjusted EBITDA loss increased 1% to $10.3 million

Emerging & Other
•Revenue increased 26% to $20.0 million reflecting:
◦53% higher revenue from The Daily Beast driven primarily by content licensing, advertising and subscription revenue growth
◦12% higher revenue from Vivian Health driven by higher subscription and usage revenue, due in part to the contribution from its AI Assistant subscription product launched in Q4 2025

•Operating income of $2.5 million compared to a loss of $9.2 million in Q2 2025 reflecting:
◦Adjusted EBITDA profits increased $2.7 million to $2.9 million driven by:
▪Higher profits at both The Daily Beast and Vivian Health
▪$2.5 million lower stock-based compensation expense
◦The inclusion of $6.5 million in legal fees in Q2 2025 for litigation that concluded in Q3 2025 related to a legacy business

Corporate

•Operating loss increased $17.6 million to $50.6 million reflecting:
◦$18.4 million higher stock-based compensation expense due primarily to the acceleration and modification of employee awards related to the consolidation of corporate functions with those of the People Inc. business
◦$1.0 million in severance and related expenses due primarily to the above-mentioned consolidation of corporate functions
◦$0.7 million in transaction-related costs
◦Adjusted EBITDA losses decreased 4% to $20.3 million

Investment in MGM

The Company holds 66.8 million shares of MGM, which were purchased for $1.3 billion, and were valued at $3.0 billion as of July 31, 2026. Net earnings (loss) and diluted earnings (loss) per share reflect changes in MGM’s share price as unrealized gains and losses and, as a result, can be very volatile, which reduces their ability to be effective measures to assess operating performance.

Income Taxes
The Company recorded an income tax provision of $177.3 million in Q2 2026 for an effective tax rate of 26%, which was higher than the statutory rate due primarily to state taxes. In Q2 2025, the Company recorded an income tax provision of $74.4 million for an effective tax rate of 28%, which was higher than the statutory rate due primarily to state taxes, a deferred tax adjustment, and non-deductible compensation expense, partially offset by the realization of a capital loss.

Free Cash Flow
For the six months ended June 30, 2026, net cash provided by operating activities attributable to continuing operations was $55.6 million, a $90.1 million increase from net cash provided by operating activities attributable to continuing operations for the six months ended June 30, 2025. Free Cash Flow increased $79.1 million to positive $36.5 million due primarily to higher Adjusted EBITDA and $43.1 million of payments in the first half of 2025 at People Inc. related to a lease amendment to surrender certain office space, partially offset by higher capital expenditures.

	Six Months Ended June 30,
($ in millions, rounding differences may occur)	2026	2025
Net cash provided by (used in) operating activities attributable to continuing operations	$55.6	$(34.4)
Capital expenditures	(19.1)	(8.2)
Free cash flow	$36.5	$(42.6)

CONFERENCE CALL
People Incorporated will host a conference call to answer questions regarding its second quarter results on Tuesday, August 4, 2026, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of People Incorporated’s business. The conference call will be accessible to the public at ir.people-incorporated.com along with the Q2 2026 earnings presentation and a subsequent recording of the webcast.

LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2026:
•The Company had 74.5 million shares of common stock and Class B common stock outstanding.
•The Company had $1.1 billion in cash and cash equivalents of which the Company (excluding People Inc.) held $783 million and People Inc. held $330 million.
•The Company had $1.4 billion in long-term debt, which is the obligation of People Inc.
◦As of June 30, 2026, People Inc. had a weighted average maturity of 5.5 years and weighted average borrowing cost of 7.0%.
◦As of June 30, 2026, People Inc.’s net consolidated leverage ratio defined in its credit agreement remained below 4.0x, providing People Inc. and the Company with increased financial flexibility.
•The Company owned 66.8 million shares of MGM.

On June 16, 2026, the Company’s Board of Directors approved an authorization for the Company to repurchase an additional 10 million shares of the Company’s Common Stock. As of July 31, 2026, the Company had 12.5 million shares remaining under its share repurchase authorization.
Share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.

OPERATING METRICS
($ in millions; rounding differences may occur)

	Q2 2026	Q2 2025	Growth

People Inc.
Revenue
Advertising revenue	$174.2	$174.8	-0%
Performance marketing revenue	68.8	61.1	13%
Licensing and other revenue	47.0	38.1	23%
Total Digital Revenue	$289.9	$274.0	6%
Print Revenue	132.6	158.3	-16%
Intersegment eliminations	(5.9)	(4.9)	-21%
Total Revenue	$416.7	$427.4	-2%

Digital Session-based Revenue	$164.6	$165.6	-1%
Digital Non-session-based Revenue	125.4	108.4	16%
Total Digital Revenue	$289.9	$274.0	6%

Digital metrics
Total Sessions (in millions)	1,891	2,444	-23%
Core Sessions (in millions)	1,707	2,202	-22%

Emerging & Other
Vivian Health Revenue	$11.5	$10.3	12%
The Daily Beast Revenue	8.5	5.5	53%

See metric definitions on page 20

DILUTIVE SECURITIES
People Incorporated has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg Exercise Price	As of 07/31/26	Dilution at:

Share Price			$41.57	$45.00	$50.00	$55.00	$60.00

Absolute Shares as of 07/31/26	74.5		74.5	74.5	74.5	74.5	74.5

RSUs and PSUs	3.3		1.1	1.1	1.1	1.1	1.1
Options	0.2	$12.67	0.0	0.0	0.0	0.0	0.0
Total Dilution			1.1	1.1	1.1	1.1	1.1
% Dilution			1.5%	1.5%	1.5%	1.5%	1.5%
Total Diluted Shares Outstanding			75.6	75.6	75.6	75.6	75.6
The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase People Incorporated shares. Assuming all awards were exercised or vested on July 31, 2026, withholding taxes payable by the Company on behalf of the employees upon net settlement would have been $64.6 million (of which approximately 70% would be payable for awards currently vested and those vesting on or before June 30, 2027), assuming a stock price of $41.57 and a 50% withholding rate.

GAAP FINANCIAL STATEMENTS
PEOPLE INCORPORATED CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenue	$436,736	$443,247	$842,533	$854,604
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	156,535	160,786	308,476	316,917
Selling and marketing expense	120,706	129,613	242,938	255,338
General and administrative expense	113,548	96,497	216,002	137,918
Product development expense	33,686	34,157	68,318	67,475
Depreciation	7,504	7,268	14,818	18,509
Amortization of intangibles	19,044	22,418	38,084	44,836
Total operating costs and expenses	451,023	450,739	888,636	840,993
Operating (loss) income	(14,287)	(7,492)	(46,103)	13,611
Interest expense	(25,865)	(37,167)	(51,723)	(65,481)
Unrealized gain (loss) on investment in MGM Resorts International	721,682	307,437	755,687	(16,828)
Other income, net	10,552	2,796	24,630	10,428
Earnings (loss) from continuing operations before income taxes	692,082	265,574	682,491	(58,270)
Income tax (provision) benefit	(177,347)	(74,360)	(167,238)	407
Net earnings (loss) from continuing operations	514,735	191,214	515,253	(57,863)
Loss on the sale of Care.com, net of income taxes	(2,657)	—	(78,300)	—
(Loss) earnings from discontinued operations, net of income taxes	(4,239)	19,419	216	53,928
Net earnings (loss)	507,839	210,633	437,169	(3,935)
Net (earnings) loss attributable to noncontrolling interests	(988)	819	(2,200)	(1,418)
Net earnings (loss) attributable to People Incorporated shareholders	$506,851	$211,452	$434,969	$(5,353)

Per share information from continuing operations:
Basic earnings (loss) per share	$6.87	$2.40	$6.77	$(0.70)
Diluted earnings (loss) per share	$6.77	$2.33	$6.67	$(0.70)

Per share information attributable to People Incorporated common stock and Class B common stock shareholders:
Basic earnings (loss) per share	$6.78	$2.64	$5.74	$(0.07)
Diluted earnings (loss) per share	$6.68	$2.57	$5.65	$(0.07)

Stock-based compensation expense by function:
Cost of revenue	$264	$439	$528	$774
Selling and marketing expense	684	905	1,623	1,581
General and administrative expense	33,397	16,061	47,746	(6,845)
Product development expense	652	905	1,512	1,410
Total stock-based compensation expense	$34,997	$18,310	$51,409	$(3,080)

PEOPLE INCORPORATED CONSOLIDATED BALANCE SHEET
($ in thousands)

	June 30, 2026	December 31, 2025

ASSETS
Cash and cash equivalents	$1,113,008	$941,311
Accounts receivable, net	329,373	409,809
Other current assets	107,588	97,913
Current assets of discontinued operations	1,743	95,716
Total current assets	1,551,712	1,544,749

Buildings, land, equipment, leasehold improvements and capitalized software, net	288,995	284,394
Goodwill	1,507,959	1,508,030
Intangible assets, net of accumulated amortization	357,747	394,381
Investment in MGM Resorts International	3,194,777	2,401,858
Long-term investments	404,628	409,240
Other non-current assets	214,126	222,870
Non-current assets of discontinued operations	—	429,395
TOTAL ASSETS	$7,519,944	$7,194,917

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$24,500	$24,500
Accounts payable, trade	32,225	29,859
Deferred revenue	17,366	19,026
Accrued expenses and other current liabilities	342,308	391,368
Current liabilities of discontinued operations	4,005	96,114
Total current liabilities	420,404	560,867

Long-term debt, net	1,390,218	1,401,324
Deferred income taxes	372,961	208,624
Other long-term liabilities	206,237	226,422
Non-current liabilities of discontinued operations	—	8,657

Redeemable noncontrolling interests	12,236	25,264

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value	8	8
Class B common stock, $0.0001 par value	1	1
Additional paid-in-capital	6,008,443	5,959,692
Accumulated deficit	(208,031)	(643,000)
Accumulated other comprehensive loss	(13,763)	(11,842)
Treasury stock	(704,277)	(571,032)
Total People Incorporated shareholders' equity	5,082,381	4,733,827
Noncontrolling interests	35,507	29,932
Total shareholders' equity	5,117,888	4,763,759
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,519,944	$7,194,917

PEOPLE INCORPORATED CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

	Six Months Ended June 30,
	2026	2025

Cash flows from operating activities attributable to continuing operations:
Net earnings (loss)	$437,169	$(3,935)
Less: Loss on the sale of Care.com, net of income taxes	(78,300)	—
Less: Earnings from discontinued operations, net of income taxes	216	53,928
Net earnings (loss) attributable to continuing operations	515,253	(57,863)
Adjustments to reconcile net earnings (loss) attributable to continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Unrealized (gain) loss on investment in MGM Resorts International	(755,687)	16,828
Gain on sale of an unutilized domain name	(7,500)	—
Deferred income taxes	166,700	(2,638)
Stock-based compensation expense	51,409	(3,080)
Amortization of intangibles	38,084	44,836
Non-cash lease expense (including right-of-use asset impairments)	15,131	17,039
Depreciation	14,818	18,509
Net downward adjustments to the carrying value of equity securities without readily determinable fair values and net gains on sales of investments and businesses	4,574	18,845
Net gains on amendments and early terminations of lease agreements	—	(36,104)
Other adjustments, net	2,975	8,718
Changes in assets and liabilities, net of effects of dispositions:
Accounts receivable	77,453	67,240
Other assets	(267)	(26,508)
Operating lease liabilities	(23,355)	(63,873)
Accounts payable and other liabilities	(40,000)	(29,049)
Income taxes payable and receivable	(1,421)	(2,151)
Deferred revenue	(2,535)	(5,198)
Net cash provided by (used in) operating activities attributable to continuing operations	55,632	(34,449)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(19,148)	(8,156)
Net proceeds from the sale of Care.com	295,697	—
Purchase of MGM Resorts International common shares	(37,232)	—
Allocation of Angi Inc.'s cash in the Distribution	—	(386,563)
Proceeds from the sale of an unutilized domain name	7,500	—
Net proceeds from the sales of investments and businesses	38	9,856
Proceeds from the sale of a portion of the retirement investment fund	—	8,485
Other, net	2,643	2,806
Net cash provided by (used in) investing activities attributable to continuing operations	249,498	(373,572)
Cash flows from financing activities attributable to continuing operations:
Principal payments on the Term Loans	(12,250)	(1,425,773)
Net proceeds from the Term Loans refinancing	—	991,451
Proceeds from the issuance of the 2032 Notes	—	400,000
Debt issuance and deferred financing costs	—	(9,916)
Withholding taxes paid on behalf of employees on net settled stock-based awards	(19,453)	(54,645)
Purchases of treasury stock	(133,252)	(200,000)
Distributions from Angi Inc. pursuant to the tax sharing agreement	8,491	—
Other, net	(2,322)	249
Net cash used in financing activities attributable to continuing operations	(158,786)	(298,634)
Total cash provided by (used in) continuing operations	146,344	(706,655)
Net cash (used in) provided by operating activities attributable to discontinued operations	(10,625)	28,999
Net cash used in investing activities attributable to discontinued operations	(48)	(13,349)
Net cash used in financing activities attributable to discontinued operations	—	(14,401)
Total cash (used in) provided by discontinued operations	(10,673)	1,249
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,776)	1,610
Net increase (decrease) in cash and cash equivalents and restricted cash	133,895	(703,796)
Cash and cash equivalents and restricted cash at beginning of period	986,831	1,807,255
Cash and cash equivalents and restricted cash at end of period	$1,120,726	$1,103,459

FULL YEAR 2026 OUTLOOK

Please find below our full year 2026 outlook. People Incorporated builds businesses and creates shareholder value with a long-term perspective. As stewards of shareholder capital, we do not manage our businesses or optimize results on a quarterly basis and have long believed full year performance is the best indicator of progress along the path toward value creation. Our outlook reflects management’s current expectations and is subject to risks and uncertainties. Actual results may differ materially, and our expectations may not materialize as anticipated.
With that caution in mind, here’s our current full year 2026 outlook:

($ in millions)	FY 2026 Outlook

Adjusted EBITDA
People Inc.	$325-$355
Emerging & Other	10-15
Corporate	(80)
Total Adjusted EBITDA	$255-$290

Stock-based compensation expense(a)	(90-85)
Depreciation	(30-25)
Amortization of intangibles	(75-70)
Restructuring costs, including certain severance and employee separation benefits(b)	(15-10)
Transaction-related costs(c)	(10-5)
Litigation matters(d)	(20-15)
Total Operating income	$15-$80

(a) As a result of the Company consolidating its corporate functions with those of People Inc., the stock-based compensation expense range reflects an estimate of $48 million related to the acceleration and modification of employee awards.
(b) Primarily represents costs at Corporate related to a reduction in force as the Company consolidates its corporate function with those of People Inc.
(c) Primarily represents third-party costs at Corporate related to the sale of Care.com and other transaction-related costs.
(d) Primarily represents third-party costs at People Inc. Digital and People Inc. Other (unallocated corporate costs) primarily related to accruals for certain legal matters, including the antitrust litigation against Google Inc.

Full Year 2026 Observations
•People Inc. – Expect both Digital revenue and Digital Adjusted EBITDA to grow mid-to-high single-digits in 2026. Print Adjusted EBITDA expected to offset People Inc. Other (unallocated corporate costs).
•Emerging & Other – Revenue and Adjusted EBITDA growth driven by The Daily Beast and Vivian Health.
•Corporate – The Company’s consolidation of its corporate functions with People Inc. remains on track with estimated Corporate annual run-rate operating expense of approximately $45 million and annual stock-based compensation expense of approximately $30 million following the completion of the transition in Q1 2027. These figures are prior to any future reallocation of People Inc. leadership costs to the corporate level, which we expect to occur. However, any such shift in cost allocations would have no impact on expected consolidated savings.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)
PEOPLE INCORPORATED RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended June 30, 2026
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring Costs, Including Certain Severance and Employee Separation Benefits(a)	(Gains) and Losses from Lease Impairments, Terminations and Amendments and Certain Asset Sales	Transaction-related Costs	Litigation Matters(b)	Adjusted EBITDA
People Inc.
Digital	$48.7	$3.0	$3.7	$15.6	$0.1	$—	$—	$3.3	$74.5
Print	4.5	0.2	0.9	3.5	0.0	—	—	—	9.1
Other (unallocated corporate costs)	(19.5)	4.8	0.9	—	—	(0.3)	—	3.7	(10.3)
Total People Inc.	33.8	8.0	5.6	19.0	0.2	(0.3)	—	7.0	73.3
Emerging & Other	2.5	0.3	—	—	—	—	—	—	2.9
Corporate	(50.6)	26.7	1.9	—	1.0	—	0.7	—	(20.3)
Total	$(14.3)	$35.0	$7.5	$19.0	$1.2	$(0.3)	$0.7	$7.0	$55.9

	For the three months ended June 30, 2025
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring Costs, Including Certain Severance and Employee Separation Benefits(c)	(Gains) and Losses from Lease Impairments, Terminations and Amendments and Certain Asset Sales	Transaction-related Costs	Litigation Matters(d)	Adjusted EBITDA
People Inc.
Digital	$38.4	$3.0	$3.2	$18.7	$0.0	$—	$—	$—	$63.3
Print	10.9	0.4	1.4	3.7	0.0	—	—	—	16.5
Other (unallocated corporate costs)	(14.5)	3.7	0.7	—	0.0	(0.1)	—	—	(10.2)
Total People Inc.	34.8	7.2	5.2	22.4	0.1	(0.1)	—	—	69.6
Emerging & Other	(9.2)	2.9	—	—	—	—	—	6.5	0.2
Corporate	(33.1)	8.2	2.0	—	0.7	—	(0.1)	1.1	(21.1)
Total	$(7.5)	$18.3	$7.3	$22.4	$0.8	$(0.1)	$(0.1)	$7.6	$48.7

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)
PEOPLE INCORPORATED RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the six months ended June 30, 2026
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring Costs, Including Certain Severance and Employee Separation Benefits(a)	(Gains) and Losses from Lease Impairments, Terminations and Amendments and Certain Asset Sales	Transaction-related Costs(e)	Litigation Matters(b)	Adjusted EBITDA
People Inc.
Digital	$76.6	$5.9	$7.3	$31.2	$0.1	$—	$—	$3.5	$124.5
Print	6.3	0.4	1.8	6.9	0.1	—	—	—	15.6
Other (unallocated corporate costs)	(38.7)	10.3	1.8	—	—	(0.3)	0.1	5.9	(20.9)
Total People Inc.	44.2	16.7	10.9	38.1	0.2	(0.3)	0.1	9.4	119.3
Emerging & Other	5.4	1.7	—	—	—	—	—	(0.3)	6.8
Corporate	(95.7)	33.1	3.9	—	11.6	—	6.2	0.1	(40.9)
Total	$(46.1)	$51.4	$14.8	$38.1	$11.8	$(0.3)	$6.3	$9.2	$85.2

	For the six months ended June 30, 2025
	Operating Income (Loss)	Stock-based Compensation Expense(f)	Depreciation	Amortization of Intangibles	Restructuring Costs, Including Certain Severance and Employee Separation Benefits(c)	(Gains) and Losses from Lease Impairments, Terminations and Amendments and Certain Asset Sales(g)	Transaction-related Costs(h)	Litigation Matters(d)	Adjusted EBITDA
People Inc.
Digital	$56.2	$4.9	$6.2	$37.4	$(0.2)	$—	$—	$—	$104.7
Print	19.6	0.9	2.8	7.4	0.1	—	—	—	30.8
Other (unallocated corporate costs)	2.1	6.9	5.4	—	—	(36.1)	—	—	(21.7)
Total People Inc.	78.0	12.7	14.4	44.8	—	(36.1)	—	—	113.8
Emerging & Other	(14.1)	3.2	—	—	—	0.1	—	12.5	1.7
Corporate	(50.3)	(19.0)	4.1	—	17.0	—	4.7	(1.1)	(44.5)
Total	$13.6	$(3.1)	$18.5	$44.8	$17.0	$(36.0)	$4.7	$11.4	$71.0

_____________________
(a)    The three and six months ended June 30, 2026 at Corporate principally represents costs related to a reduction in force as the Company consolidates its corporate function with those of People Inc

(b)    The three and six months ended June 30, 2026 at People Inc. Digital and People Inc. Other (unallocated corporate costs) represents third-party costs primarily related to accruals for certain legal matters, including the antitrust litigation against Google Inc.

(c)    The three and six months ended June 30, 2025 at Corporate primarily represents separation benefits to our former CEO under his employment transition agreement.

(d)    The three and six months ended June 30, 2025 at Emerging & Other represents third-party costs related to litigation that concluded in the third quarter of 2025 related to a legacy business.

(e)    The six months ended June 30, 2026 at Corporate includes third-party costs related to the sale of Care.com on March 16, 2026 and other transaction-related costs.

(f)    The six months ended June 30, 2025 at Corporate reflect the reversal of $49.8 million of previously recognized stock-based compensation expense related to the forfeiture of our former CEO’s restricted stock award pursuant to the Employment Transition Agreement, partially offset by $14.9 million of stock-based compensation expense related to the transfer of 5.0 million Class B shares of Angi held by the Company to our former CEO prior to the Distribution pursuant to his employment transition agreement.
(g)    The six months ended June 30, 2025 at People Inc. Other (unallocated corporate costs) is principally related to a gain resulting from an amendment to a lease, which provided for the surrender of certain office space early and is included in “General and Administrative expenses” in the statement of operations. Prior to this amendment, the lease for this office space would have expired in 2032. The ROU asset of the amended lease had been previously impaired in prior years.
(h)    The six months ended June 30, 2025 represents third-party costs related to the spin-off of Angi Inc.
PEOPLE INC. DIGITAL OPERATING INCOME MARGIN TO DIGITAL ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended June 30,
($ in millions)	2026	2025

Digital Revenue	$289.9	$274.0
Digital Operating Income	48.7	38.4
Digital Operating Income Margin	17%	14%

Stock-based compensation expense	3.0	3.0
Depreciation	3.7	3.2
Amortization of intangibles	15.6	18.7
Restructuring costs, including certain severance and employee separation benefits	0.1	—
Litigation matters	3.3	—
Digital Adjusted EBITDA	$74.5	$63.3
Digital Adjusted EBITDA margin	26%	23%

PRINCIPLES OF FINANCIAL REPORTING

People Incorporated reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is our primary segment measure of profitability; it and Free Cash Flow are among the metrics by which we evaluate the performance of our businesses, and our internal budgets are based and may also impact management compensation. We believe that investors and analysts should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. People Incorporated endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements; and (4) other specific items, including subsequent true-up adjustments related to such items, that management believes are not representative of People Incorporated’s core ongoing operating performance and certain items that affect comparability between periods, including, but not limited to, certain (i) restructuring costs, including certain severance and employee separation benefits; (ii) gains and losses from lease impairments, terminations and amendments and certain asset sales; (iii) transaction-related costs; and (iv) litigation-related gains and losses associated with specific matters.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and render comparisons with prior periods and competitors less meaningful. Management uses Adjusted EBITDA to evaluate People Incorporated’s performance and facilitate comparisons of the People Incorporated’s operating results between periods. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. Adjusted EBITDA has certain limitations because it excludes the impact of these items.

Prior to the second quarter of 2026, Adjusted EBITDA was defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. Beginning with the second quarter of 2026, People Incorporated revised its definition of Adjusted EBITDA to also exclude (4) other specific items, including subsequent true-up adjustments related to such items, that management believes are not representative of the Company’s core ongoing operating performance and certain items that affect comparability between periods. Adjusted EBITDA for prior periods has been recast to conform to the current period presentation.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists principally of expense associated with awards that were granted under various stock and annual incentive plans that are denominated in People Incorporated’s common shares. This expense is not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; the related shares are included in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. People Incorporated currently settles all stock-based awards on a net basis whereby People Incorporated remits from its current funds the required tax-withholding on behalf of employees for net-settled awards.

Please see page 10 for a summary of our dilutive securities, including stock-based awards as of July 31, 2026, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our buildings, equipment, leasehold improvements and capitalized software and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of acquisition, the identifiable definite-lived intangible assets of the acquired company are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report liabilities for the portion of the purchase price of acquisitions, if applicable, that is contingent upon the financial performance and/or operating targets of the acquired company at fair value that are recognized in “General and administrative expense” in the statement of operations. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Restructuring costs, including certain severance and employee separation benefits relate to certain discrete strategic actions taken by People Incorporated to improve operating efficiencies and to better align its cost structure. Ordinary course severance and employee separation benefits are not considered restructuring costs.

Gains and losses from lease impairments, terminations and amendments and certain asset sales relate to certain activity to surrender leased space prior to its original lease expiration and the sale of certain assets. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance.

Transaction-related costs reflect third-party costs incurred in connection with acquisitions, dispositions and spinoffs that are not part of People Incorporated’s core operating activities.

Litigation matters reflect settlements, judgments, insurance recoveries and related third-party legal costs arising from certain litigation matters, including gains and losses that management determines, based on their nature and circumstances, are outside of the ordinary course of business and not representative of People Incorporated’s core ongoing operating performance.

Metric Definitions
People Inc.

Digital Revenue – Includes Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Advertising revenue – primarily includes revenue generated from digital advertisements and intent-based advertising targeting capabilities (D/Cipher), which are sold directly to advertisers or through advertising agencies and programmatic advertising networks.

(b) Performance Marketing revenue – includes commissions generated through affiliate commerce, performance marketing services and affinity marketing channels. Affiliate commerce commission revenue is generated when People Inc.’s branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing services commission revenue is generated on a cost-per-click or cost-per-action basis. Affinity marketing programs are arrangements where People Inc. acts as an agent for both People Inc. and third-party publishers to market and place magazine subscriptions online for which commission revenue is earned when a subscriber name has been provided to the publisher.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from long-term trademark licensing agreements with retailers, service providers, publishers and manufacturers. Content licensing royalties are earned from our relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence-related activities.

Print Revenue – Primarily includes subscription, advertising, newsstand, project and other and performance marketing revenue. Project and other revenue primarily includes revenue from custom publishing. Performance marketing revenue includes revenue from marketing third-party magazine subscriptions.

Session-based Revenue – Represents revenue related to advertisements served or performance marketing referrals initiated during a session, which is defined as a unique visit to a site that is part of People Inc.’s network. Session-based revenue includes Advertising and Performance marketing revenue earned from People Inc.’s owned and operated or affiliated sites.

Non-session-based Revenue – Represents revenue not dependent upon a session and primarily includes Advertising and Performance marketing revenue earned outside a session on People Inc.’s owned and operated or affiliated sites, such as D/Cipher+, native campaigns, social platforms, email and affinity marketing, and all Licensing and other revenue.

Total Sessions – Represents unique visits to all sites that are part of People Inc.’s network.

Core Sessions – Represents a subset of Total Sessions that comprises unique visits to People Inc.’s most significant (in terms of investment) owned and operated sites as follows:

PEOPLE	InStyle	Simply Recipes
Allrecipes	Food & Wine	Serious Eats
Investopedia	Martha Stewart	EatingWell
Better Homes & Gardens	Byrdie	Parents
Verywell Health	REAL SIMPLE	Verywell Mind
The Spruce	Southern Living	Health
Travel + Leisure

Emerging & Other

Vivian Health Revenue - Consists of subscription and usage revenue, which is generated through recruiting agencies and other employers that seek access to qualified healthcare professionals.

The Daily Beast Revenue - Consists of advertising revenue, which is generated primarily through display advertisements (sold directly and through programmatic advertising networks), in addition to revenue generated through content licensing, in which licensing royalties are earned from the relationship with Apple News+, Yahoo, MSN as well as other content use and distribution relationships, including utilization in large-language models and other AI related activities. Further, to a lesser extent, subscription revenue and affiliate commerce commissions and event sponsorship revenue.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and the People Incorporated conference call, which will be held at 8:30 a.m. Eastern Time on Tuesday August 4, 2026, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans," “guidance” and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the planned corporate function consolidation, sales of any non-core assets, the future financial performance of People Incorporated, business prospects and strategy, anticipated trends and prospects in the industries in which People Incorporated operates and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) the impact of advances in artificial intelligence (“AI”) and other digital technologies, including AI-enabled search features, on how users access and consume information and the resulting effects on traffic, engagement and monetization, (ii) our reliance on search engines and third-party platforms, including changes in algorithms, policies, economics or features (including those implemented by Google), as well as the potential expiration or modification of key commercial agreements, (iii) our ability to effectively market our products and services in a cost-efficient manner across evolving digital channels, (iv) our dependence on advertising revenue and the sensitivity of such revenue to macroeconomic conditions, including factors affecting advertiser demand, consumer confidence and discretionary spending, as well as geopolitical and broader market uncertainty, (v) our ability to adapt to changes in digital marketing practices, including limitations on data access, tracking technologies and targeting capabilities, (vi) our ability to develop, distribute and monetize our products and services across mobile and other platforms and maintain effective relationships with third-party partners, (vii) the continued growth, engagement and monetization of our digital publishing brands, (viii) risks related to our Print business, including ongoing revenue declines, cost pressures (including paper and postage), and reliance on key vendors, (ix) our ability to access, collect, use and protect personal data and comply with evolving privacy and data protection laws and platform restrictions, (x) our ability to effectively engage with users, subscribers and caregivers across communication channels, (xi) the concentration of voting control among our Chairman and Senior Executive and related parties, (xii) risks related to our liquidity and indebtedness, including our ability to service debt and comply with related covenants, as well as limitations on access to subsidiary cash flows, (xiii) risks related to strategic transactions and initiatives, including our ability to realize anticipated benefits from prior transactions and execute future initiatives, (xiv) competitive pressures in rapidly evolving industries, including from larger or better-positioned competitors and AI-enabled offerings, (xv) our ability to build, maintain and protect our brands, (xvi) cybersecurity risks, including increasingly sophisticated attacks (including those enabled by AI) and vulnerabilities at third-party providers, (xvii) data security breaches, fraud and related liabilities, (xviii) risks associated with the integrity, scalability and reliability of our systems, technology and infrastructure, (xix) the impact of general economic, geopolitical and public health conditions, (xx) our dependence on key personnel and leadership transitions, (xxi) volatility in our stock price and risks related to our capital allocation strategy, (xxii) risks related to our corporate consolidation and (xxiii) risks related to our proposal made to MGM for a potential transaction, including the timing, completion and terms of any such transaction, the receipt of any required approvals and financing, the realization of anticipated benefits, and related litigation and other uncertainties. Certain of these and other risks and uncertainties are described in People Incorporated’s filings with the Securities and Exchange Commission (the “SEC”), including the most recent Annual Report on Form 10-K filed with the SEC on February 20, 2026, and subsequent reports that People Incorporated files with the SEC. Other unknown or unpredictable factors that could also adversely affect People Incorporated's business, financial condition and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About People Incorporated
People Incorporated (NASDAQ: PPLI) is the owner of People Inc., the largest digital and print publisher in America and home to more than 40 celebrated brands including PEOPLE, Food & Wine, Travel + Leisure, InStyle, Better Homes & Gardens, and Southern Living, attracting more than 175 million consumers each month. The Company also holds a significant minority stake in MGM Resorts International, reflecting our belief in the power and potential of businesses built around enduring consumer brands and iconic, real-world experiences. People Incorporated represents the latest evolution in a long tradition of entrepreneurial ownership, disciplined capital allocation, and opportunistic value creation. Over three decades, the Company has built, operated, invested in, and spun off many of the internet and media industry's defining businesses, and that same spirit of opportunism drives us today. People Incorporated is headquartered in New York City. Visit ir.people-incorporated.com.

Contact Us
People Incorporated Investor Relations
Mark Schneider
(212) 314-7400
People Incorporated Corporate Communications
Valerie Combs
(212) 314-7251
People Incorporated
555 West 18th Street, New York, NY 10011 (212) 314-7300 http://ir.people-incorporated.com